Exhibit 99.1

For Immediate Release
Phoenix, Arizona - July 19, 2006
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the Second Quarter of 2006

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter and year-to-date ended June 30, 2006.

For the quarter, total revenue increased 23.8%, to $165.8 million from $133.9 million for the same quarter of 2005. Revenue, before fuel surcharge, increased 17.2%, to $140.4 million from $119.7 million for the same quarter of 2005. Net income increased 21.2%, to $18.1 million from $15.0 million for the same period of 2005. Net income per diluted share increased to $0.21 from $0.17 for the same period of 2005. Excluding equity-based compensation expense for the second quarter 2006, net income increased 24.9%, to $18.7 million from $15.0 million for the same period of 2005, when equity-based compensation was not required to be expensed.

Year-to-date, total revenue increased 23.0%, to $314.8 million from $256.1 million for the same period of 2005. Revenue, before fuel surcharge, increased 16.9%, to $269.7 million from $230.8 million for the same period of 2005. Net income increased 22.6%, to $34.0 million from $27.7 million for the same period of 2005. Net income per diluted share increased to $0.39 from $0.32 for the same period of 2005. Excluding equity-based compensation expense for the six months ended June 30, 2006, net income increased 26.0%, to $34.9 million from $27.7 million for the same period of 2005, when equity-based compensation was not required to be expensed.

The company previously announced a cash dividend of $.02 per share to shareholders of record on June 12, 2006, which was paid on June 30, 2006.

Chairman and Chief Executive Officer, Kevin P. Knight, in commenting on the quarter said, “This quarter represented the 46th consecutive quarter, since going public, that Knight Transportation generated higher year-over-year operating income. Our operating ratio was 78.7%, a 60 basis point improvement over the second quarter of 2005. In improving our operating ratio year-over-year, our associates worked diligently to overcome approximately 70 basis points of non-cash equity-based compensation expense and approximately 100 basis point of negative impact from brokerage and Edwards Bros. operations.

”Revenue growth continued during the quarter and was driven by a combination of fleet expansion and increased revenue per mile. In the quarter we opened two new dry van truckload service centers, Minneapolis, MN and Tulsa, OK, in addition to a new brokerage service center in Chicago.”

"Continued positive results in insurance and claims, used equipment sales, and fuel surcharge recovery, as well as our constant focus on cost controls, more than overcame expense increases relating to recording equity based compensation expense, increased difficulty in recruiting qualified driving associates, higher prices of revenue equipment and diesel fuel, declining fuel efficiency due to emissions control regulations, and increases in driver compensation.

The 2006 period includes our initial adoption of the new accounting standard, which requires expensing of equity based compensation such as stock options. At Knight Transportation, we have a broad-based stock option program with approximately 1,300 participants at the present date. The second quarter and first six months of 2006 included approximately $0.9 million and $1.6 million of non-cash equity-based compensation expense recorded, while such expense was not recorded in the first six months of 2005.

"During the quarter, average tractors operated increased 14.7% over the second quarter of 2005, an increase of 431 tractors. We expanded our fleet by 98 tractors as compared to the first quarter of 2006. For the quarter, we invested $30.2 million in net capital expenditures. At June 30, 2006, our balance sheet reflected $18.0 million in cash, $5.2 million in short-term investments, zero debt, and $387.0 million in shareholders’ equity.”

"We believe recruiting and retaining qualified drivers remains our industry’s most significant issue. The lack of qualified drivers had a negative impact on seating (tractors with assigned drivers) our growth tractors in the quarter. Over half of the 3.9% decrease in utilization was attributable to a higher level of unseated tractors which reduced net income per share by approximately $0.01 per share. The decrease in utilization is also attributed to the new hours of service regulations and our use of advanced technology to manage compliance. Although utilization has been negatively impacted, our accident frequency and severity continues to improve resulting in the improvement on the insurance and claims expense line.

"Looking forward, we intend to continue to execute our business model that is focused on industry-leading growth and profitability. This will not be easy in the current environment of intense competition for drivers. However, with our network of 23 dry van and 3 refrigerated service centers to support recruiting and retention efforts nationwide, we are optimistic about our growth opportunity. We also will continue to evaluate the market for acquisition opportunities that make sense within our disciplined operating framework. Our base expectation is to grow our fleet by approximately 200 to 250 trucks over the remainder of the year. We will evaluate that base goal and may adjust it up or down based on factors such as freight demand, driver availability, and acquisitions.

"From a freight perspective, we are optimistic that demand for our services will remain solid through the remainder of the year for all three of our businesses, Knight Transportation, Knight Refrigerated, and Knight Brokerage. Assuming GDP growth remains favorable, we believe that tight driver capacity and little capacity growth by many publicly traded carriers will continue to offer an environment for rate increases to offset the additional costs.

"From an expense perspective, we believe the cost of operating in our industry will continue to rise for the foreseeable future and that to generate adequate returns truckload carriers must remain vigilant on costs and pursue adequate compensation for services rendered.

"The major cost increases we anticipate relate to equipment prices, fuel costs, and driver-related expenses. We expect tractor prices to increase because of emissions control regulations. In addition, tractor and trailer prices have already increased due to higher commodity prices and costs of production. Accordingly, depreciation expense per tractor and trailer is expected to increase gradually over time as new equipment is absorbed into the fleet.

"We also expect fuel expense to increase in future periods as a result of high fuel prices and lower fuel efficiency. We expect fuel prices to remain high for the remainder of the year and expect even further increases, later in the year, with the introduction of the EPA mandated ultra low sulfur diesel fuel. Compounding the issue, the ultra-low sulfur diesel and emissions control components on new engines are expected to reduce fuel mileage. It will be a challenge for our industry to negotiate rates and fuel surcharges that take this reality into account.

"Perhaps most important, the cost of recruiting, retaining, and compensating drivers continues to increase. We recently implemented a one-cent per mile increase for our drivers. With unfavorable driver demographics, intense competition, and limited control over scheduling and unloading procedures, we expect additional increases to be required over time.

"We also believe that truckload carriers will face challenges to productivity brought on by federal hours of service limitations on drivers, increasing port and highway congestion that can limit shipment velocity, and other prospect of delays in seating tractors if the driver shortage worsens. Our industry must continue to work with the shipping industry, infrastructure planners, and individual customers to improve efficiency and obtain adequate compensation for increasing shipment times.

"From an equipment perspective, we continue to make significant investments in our modern and efficient fleet. Unlike many of our peers, we have not engaged in a significant "pre-buy" of tractors during 2006, in advance of federal emissions control regulations that become effective in 2007. We chose to continue the strategy of consistent tractor growth and replacement that we have followed since our inception, including during the implementation of the first round of emissions control in 2002. We believe our policy makes sense for us because we have continued to add growth tractors consistently throughout our history, and it would not have been prudent to accumulate several hundred unmanned tractors in advance of our anticipated 2007 needs. In addition, we believe a relatively consistent acquisition and trade policy helps us avoid substantial swings in capital expenditures and expenses, which can occur when a massive equipment shift occurs in a short period. We also wish to minimize the disruptions to customers, drivers, shops, and our equipment disposition program that could accompany unnecessary volatility in our acquisition and trade cycle,” concluded Knight.

The Company also added the following information.

The Company will not hold a conference call to discuss the second quarter results. Instead, the Company has expanded its quarterly press release disclosure and commentary and believes this affords a favorable combination of widespread, fair, and timely disclosure to shareholders and other interested parties. The company expects to continue with this expanded written disclosure format in future periods.

Knight Transportation, Inc is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2006	2005	2006	2005
REVENUE:
Revenue, before fuel surcharge	$140,372	$119,722	$269,711	$230,797
Fuel surcharge	25,395	14,145	45,108	25,252
TOTAL REVENUE	165,767	133,867	314,819	256,049

OPERATING EXPENSES:
Salaries, wages and benefits	47,861	39,196	91,063	76,114
Fuel expense - gross	43,224	30,192	79,247	56,033
Operations and maintenance	8,286	8,171	17,714	15,803
Insurance and claims	6,108	5,940	11,862	12,304
Operating taxes and licenses	3,341	2,964	6,592	5,894
Communications	1,428	952	2,737	1,927
Depreciation and amortization	14,993	12,786	29,593	25,096
Lease expense - revenue equipment	108	-	217	-
Purchased transportation	9,832	7,127	17,738	13,611
Miscellaneous operating expenses	658	1,725	2,030	3,305
	135,839	109,053	258,793	210,087
Income From Operations	29,928	24,814	56,026	45,962

Interest income	293	143	577	253

Income Before Income Taxes	30,221	24,957	56,603	46,215
INCOME TAXES	12,100	10,000	22,650	18,500

NET INCOME	$18,121	$14,957	$33,953	$27,715
Net Income Per Share
- Basic	$0.21	$0.18	$0.40	$0.33
- Diluted	$0.21	$0.17	$0.39	$0.32
Weighted Average Shares Outstanding
- Basic	85,830	85,223	85,788	85,172
- Diluted	87,113	86,966	87,141	87,020

BALANCE SHEET DATA:
	6/30/2006	12/31/2005
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$17,973	$18,809
Short term investment	5,176	2,278
Restricted cash	-	211
Accounts receivable, net	77,983	79,848
Notes receivable, net	277	241
Inventories and supplies	3,656	3,355
Prepaid expenses	8,670	7,156
Deferred tax asset	8,244	8,533
Total Current Assets	121,979	120,431

Property and equipment, net	385,753	352,339
Notes receivable, long-term	376	344
Goodwill	8,439	8,119
Other assets and restricted cash	4,400	2,594

Total Assets	$520,947	$483,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$9,668	$7,464
Accrued payroll	6,641	5,452
Accrued liabilities	16,468	13,307
Dividends payable	-	1,713
Other current liabilities	-	211
Claims accrual	23,049	26,155
Total Current Liabilities	55,826	54,302

Deferred Income Taxes	78,149	76,597

Total Liabilities	133,975	130,899

Common stock	859	857
Additional paid-in capital	90,672	87,148
Retained earnings	295,441	264,923
Total Shareholders' Equity	386,972	352,928

Total Liabilities and Shareholders' Equity	$520,947	$483,827

	Three Months Ended June 30,			Six Months Ended June 30,

	2006	2005		2006	2005
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Loaded Mile*	$1.701	$1.622	4.9%	$1.685	$1.628	3.5%

Average Revenue Per Total Mile*	$1.498	$1.433	4.5%	$1.481	$1.433	3.3%

Empty Mile Factor	11.9%	11.7%	1.7%	12.1%	12.0%	0.8%

Average Miles Per Tractor	27,305	28,408	-3.9%	53,803	55,674	-3.4%

Average Length of Haul	558	565	-1.2%	565	565	0.0%

Operating Ratio**	78.7%	79.3%		79.2%	80.1%

Average Tractors - Total	3,359	2,928	14.7%	3,324	2,879	15.5%

Tractors - End of Quarter:
Company	3,195	2,746		3,195	2,746
Owner - Operator	222	235		222	235
	3,417	2,981		3,417	2,981

Trailers - End of Quarter	7,917	7,381		7,917	7,381

Net Capital Expenditures (in thousands)	$30,248	$24,330		$57,416	$37,596

Cash Flow From Operations (in thousands)	$22,419	$27,436		$61,698	$53,285

*	Excludes fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:	Dave Jackson, CFO, at (602) 269-2000
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